Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-8 of our reports dated March 23, 2020, relating to the financial statements of Marvell Technology Group Ltd. and subsidiaries and the effectiveness of Marvell Technology Group Ltd. and subsidiaries’ internal control over financial reporting.

/s/ Deloitte & Touche LLP

San Jose, California

March 23, 2020